EXHIBIT 99.10


                                             FOR IMMEDIATE RELEASE
                                             Contact: Fell Herdeg
                                             Telephone: 203-846-2274
                                             Facsimile: 203-846-1776
                                             fell.herdeg@soundprints.com


    TRUDY ANNOUNCES THE APPOINTMENT OF DIRECTORS AND PROMOTION OF MANAGEMENT

Norwalk, Connecticut, June 27, 2007- Trudy Corporation (OTCBB:TRDY.OB) announced today the elections of Messrs. H. Kim Bangash and William Sondheim to its Board of Directors.

Both new Directors bring a wealth of media, financial and business expertise to the Company. Mr. Bangash is the founder and chief executive officer of Redrum Entertainment in partnership with Hollywood mega-producer Joel Silver and his Dark Castle production company. Redrum is a convergent media company dedicated to the content categories of thriller and suspense. Prior to this, Mr.
Bangash was a principal at Orchid Ventures, a private consulting firm and venture fund for entertainment and media companies. Orchid focuses on early stage media companies and entertainment projects including independent films. Orchid financed over a dozen independent films including the Academy Award winning Sling Blade and Academy Award nominated You Can Count on Me. Mr. Bangash is a graduate of Dartmouth College and holds an MBA from the Graduate School of Business at Columbia University.

Mr. William Sondheim is currently president of the retail and direct response division of Gaiam, a lifestyle-media company catering to people who value personal development, ecological living, natural health and inspirational entertainment. Prior to this Mr. Sondheim was executive vice president at DualDisc Worldwide, a division of Sony BMG Music Entertainment. Mr. Sondheim has extensive work experience in the music and entertainment field with positions in Goodtimes Entertainment, Polygram Video USA, Orion Home Video and Columbia Pictures Home Video. Mr. Sondheim is also currently the chairperson for the music industry trade association working group whose members include the RIAA, NARM, CES and Universal Music Group. Mr. Sondheim is a graduate of Kenyon College.

Regarding the elections, CEO Ashley C. Andersen Zantop commented "I am delighted at the addition to the board of directors of two such talented individuals. Their experience and expertise will provide an important and timely diversification to the board as the company shapes its strategy in today's new media-rich environment."

The Company also announces that Mr. Fell C. Herdeg, currently Vice President, Finance, will be promoted to Chief Financial Officer and Vice President, effective August 1, 2007.

Mr. Herdeg joined the Company in 2001. He was promoted to the position of Director of Finance in September of 2002 and again promoted to Vice President, Finance in 2005. Mr. Herdeg is a graduate of Trinity College and received an MBA from the Graduate School of Business Administration at Fordham University.

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Trudy Corporation was founded in 1947 as a privately owned designer of plush toys and became a public company in 1987. Trudy currently holds licenses from the Smithsonian Institution, the African Wildlife Foundation and the American Veterinary Medical Association, among others, for children's books, audio books and plush toys. It has active distribution into the toy and book trade, the warehouse clubs, mass market retailers as well as schools and libraries. Also in its distribution portfolio is a mail order catalog and e-commerce business to the education community and at-home consumers.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.


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